Exhibit 99.1

Moleculin Appoints New Chief Financial Officer

Seasoned Financial Executive Jonathan P. Foster Joins Moleculin Biotech

HOUSTON-August 22, 2016 – Moleculin Biotech, Inc., (NASDAQ: MBRX) ("Moleculin" or the "Company"), a preclinical and clinical-stage pharmaceutical company focused on the development of anti-cancer drug candidates, some of which are based on license agreements with The University of Texas System on behalf of the M.D. Anderson Cancer Center, today announced the appointment of Jonathan P. Foster as Executive Vice President and Chief Financial Officer. Effective today, Mr. Foster will assume the duties of Moleculin’s CFO, Louis Ploth, Jr., who came out of retirement in 2015 to guide the new company through its Initial Public Offering. Mr. Ploth will assist the company with the transition, acting as an independent advisor.

Mr. Foster joins Moleculin from InfuSystem Holdings, Inc., an NYSE MKT listed company and a leading national provider of infusion pumps and related services to the healthcare industry in the United States and Canada, primarily related to the treatment of cancer, where he served as Executive Vice President and Chief Financial Officer, since 2012. He brings more than 30 years in financial experience holding a variety of executive and senior financial positions with public, private, start-up to large corporate and international companies.

Walter Klemp, Chairman and Acting CEO of Moleculin stated, “We are very pleased to announce that Jon Foster has agreed to serve as CFO as we continue to attract seasoned executives with successful track records to our growing company. Having worked alongside Jon in a previous public company setting, I have respect, admiration and the utmost confidence in Jon’s ability to hit the ground running with our highly effective team. His extensive experience in finance, cash management, treasury and information technology will greatly benefit our future. At the same time, we are extremely grateful to Louis Ploth who directed Moleculin through our highly successful Initial Public Offering and listing on NASDAQ.”

During his career, Mr. Foster has raised close to a half billion dollars in public, private and debt financing for companies and reversed financial inefficiencies while accelerating growth to deliver millions of dollars in EBITDA.

2575 West Bellfort | Suite 333 | Houston, TX 77054 | www.moleculin.com

At InfuSystem Holdings, Inc., Mr. Foster joined in early 2012 during an Activist takeover and served through multiple subsequent Board and CEO transitions. While working in a close team environment, Mr. Foster led the implementation of accounting, budgeting, corrections of material weaknesses, improvements in internal control and cash control discipline, investigations of strategic alternatives and execution on multiple refinancings. Such actions resulted in revenue growth and a return to profitability. From March 2012 to March 2016, InfuSystem lowered its effective interest rate on its debt from over 18% to under 3% and increased its Enterprise Value by over 50%.

Prior to InfuSystem, Mr. Foster served as a consultant to the Chief Financial Officer of LSG Sky Chefs, USA, Inc., a subsidiary of Deutsche Lufthansa AG and the world’s largest provider of airline catering and in-flight services. Prior to that, from 2000-2012, he was President, CFO and majority owner of United Credit, Inc. & Advance Today, Inc., a privately owned consumer finance company with multiple locations. During his time there, Mr. Foster successfully doubled revenue, tripled the firm’s loan base and strengthened business operations and profitability.

From 1996-2000, Mr. Foster served as Executive Vice President and Chief Financial Officer of Drypers Corporation, a publicly traded global consumer products company with more than 2,000 employees internationally and $460 million in revenue, where he worked alongside Moleculin’s Chairman and Acting CEO, Walter Klemp.

He previously served as Chief Financial Officer of Dickson Weatherproof Nail Company, Controller & Treasurer of divisions of Schlumberger Industries, and as a Manager in the Middle Market Group of Deloitte & Touche. He has also served on the State of South Carolina Board of Financial Institutions and the Board of Directors for the Easley Baptist Hospital Foundation.

Mr. Foster has a BS in Accounting from Clemson University, is a Certified Public Accountant and AICPA Chartered Global Management Accountant.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a preclinical and clinical-stage pharmaceutical company focused on the development of anti-cancer drug candidates, some of which are based on discoveries made at M.D. Anderson Cancer Center. Our lead product candidate is Annamycin, a Phase II clinical stage anthracycline for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML. We also have two pre-clinical small molecule portfolios, one of which is focused on the modulation of hard-to-target tumor cell signaling mechanisms and the recruitment of the patient’s own immune system. The other portfolio targets the metabolism of tumors.

For more information about Moleculin, please visit http://www.moleculin.com

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the potential for future benefit resulting from the experience of our new CFO. These statements relate to future events, future expectations, plans and prospects. Although Moleculin Biotech believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading "Risk Factors" in our Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on February 1, 2016, as amended (Registration No. 333-209323).  Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts

PCG Advisory Group

Kirin M. Smith

Chief Operating Officer

D: 646.863.6519

E: ksmith@pcgadvisory.com